Exhibit 10.5
LEASE AGREEMENT
     This LEASE AGREEMENT (this “Lease”) is entered into as of the                 day of January, 2004, by ALBRICAS, LLC, a Florida limited liability company (“Landlord”) and PROTECTIVE PRODUCTS INTERNATIONAL CORP., a Florida corporation (“Tenant”) to evidence that:
LEASE OF THE PREMISES
     Landlord LEASES, DEMISES and LETS to Tenant and Tenant leases from Land lord the building known as 530 Sawgrass Parkway, Sunrise, Florida 33325 (the “Building”) and the Landlord’s land upon which the Building is located (the “Land”). The Land is more particularly described in the attached Exhibit A. Together, the Land and the Building are called the “Premises” in this Lease. The term of this Lease (the “Term”) will begin on the            day of January, 2004 and end the            day of December, 2009, unless sooner terminated as provided below. This Lease is made on and subject to all of the provisions, terms covenants and conditions set out below.
Tenant shall have two (2) options to extend the Lease for five (5) years at the end of each option period, provided the Lease is in effect and the Tenant is not in default of any of the terms of the Lease. Landlord reserves the right to increase (but not decrease) the Base Rent based on current market rents at each of the option periods.
BASIC LEASE INFORMATION
A.	Base Rent:
     Monthly rental will be $20,000.00, payable monthly on the                 day of each month commencing on January           , 2004 and monthly thereafter until December           , 2009.
B.	Permitted Use: Office and Manufacturing facility

C.	Security Deposit: N/A

D.	Notice Address for Landlord:

530 Sawgrass Parkway Sunrise, Florida 33325 Attention: Stephen Giordanella (Phone: (954) 846-8222)

E.	Notice Address for Tenant:

530 Sawgrass Parkway Sunrise, Florida 33325 Attention: Stephen Giordanella (Phone: (954) 846-8222)
F.	Address of the Premises:

530 Sawgrass Parkway, Sunrise, Florida 33325 Attention: Stephen Giordanella (Phone: (954) 846-8222)
G.	Miscellaneous:
SUPPLEMENTAL TERMS, COVENANTS AND CONDITIONS
     Landlord leases the Premises to Tenant and Tenant accepts and agrees to use and possess the Premises on the following Supplemental Terms, Covenants and Conditions. References below to the “Basic Lease Information” are references to the information set out above. If a conflict exists between the Basic Lease Information and the provisions below, the provisions below will control.
     1. Rent. Tenant shall pay Landlord, without demand, setoff or deduction a net monthly rental (the “Base Rent”) as specified in the Basic Lease Information. The Base Rent will be due in advance on the first day of each calendar month during the Term. If the Term begins on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, the Base Rent for such partial month will be prorated by Landlord. All amounts due under this Lease from time to time other than Base Rent shall be additional rent (whether or not so designated in the following provisions) and shall be due on demand if no time for payment is otherwise specified below.
     2. Use of the Leased Premises. Tenant shall use and occupy the Premises continuously throughout the Term for the Permitted Use specified in the Basic Lease Information and for no other purpose. Tenant must use and maintain the Premises in a clean, careful, safe and proper manner and in compliance with all applicable laws, ordinances, orders, rules and regulations of all governmental entities and regulatory agencies (collectively, “Applicable Laws”), including Applicable Laws pertaining to health and the environment. Tenant must also comply with all rules and regulations (the “Rules and Regulations”) adopted by Landlord from time to time for the protection and preservation of the Premises.

     3. Condition and Acceptance of the Leased Premises, If for any reason the Premises are not ready for occupancy by Tenant on the date of the commencement of the Term, this Lease and the obligations of Tenant will nonetheless continue in full force and the Term will not be extended. However, if the Premises are not ready for occupancy because of an omission, delay or default on the part of Landlord, the Base Rent and additional rentals provided in this Lease will not commence until such omission, delay or default is corrected or the Premises are otherwise made ready for occupancy. Such abatement of rent shall constitute full settlement of all claims that Tenant might otherwise have against Landlord because of the delay in making the Premises ready for occupancy. The taking of possession of the Premises by Tenant shall be conclusive evidence that Tenant accepts the Premises as suitable for the purposes for which they are leased and Tenant waives any defects in the Premises and its appurtenances.
     4. Services by Landlord. Landlord will have no duty whatsoever to provide services or utilities to the Promises.
     5. Operating Expenses. Tenant shall periodically pay rent in addition to the Base Rent to coyer certain expenses concerning the Premises. Such payments will be computed and due in accordance with the following:
     (a) The terms “Basic Costs” and “Lease Year” are defined as follows:
     (i) Subject to the exclusions and adjustments set out below, “Basic Costs” mean any and all costs, expenses and disbursements of every kind which Landlord incurs, pays or becomes obligated to pay during any Lease Year in connection with the ownership, operation, maintenance, repair, replacement, and security of the Building or the Land or the related appurtenances. Basic Costs will be accounted for on a consistent basis from year to year. By way of example, not limitation, Basic Costs will include the following:
     (A) any cost of management, maintenance and service agreements with third parties, including any agreements for security, alarm service and elevator maintenance for the Premises.
     (B) the cost of casualty and liability insurance applicable to the Premises; and
     (C) all ad valorem taxes and assessments on the Premises and any other taxes attributable to the Premises or its operation and all costs (including consulting fees) incurred by Landlord to evaluate and/or contest such ad valorem or other taxes.
Basic Costs will not include (1) costs paid by proceeds of insurance; (2) costs paid directly by Tenant; (3) interest, amortization or other payments on loans to Landlord whether secured or unsecured (except that interest payments on loans obtained by Landlord to finance expenditures that otherwise qualify as Basic Costs may be included, and principal payments on such loans may also be included if the underlying expenditure was not included in Basic Costs when made); (4) depreciation of the Building; (5) sales commissions and legal fees incurred in connection with any sale of the Premises; or (6) income, excess profits or other taxes imposed on or measured by the net income of Landlord from the operation of the Premises, unless such taxes are imposed as a substitute for or supplement to existing ad valorem taxes.
     (ii) “Lease Year” means any calendar year within which falls any part of the Term or any renewals or extensions of the Term. Accordingly, the “first Lease Year” means the calendar year during which the Term commences.
     (b) For each Lease Year Tenant shall pay additional rent equal to the Basic Costs for the Lease Year in accordance with subparagraphs (c) and (d) below. However, under no circumstances will the additional rent for any Lease Year be less than zero. If commencement of the Term occurs other than on January 1, the Basic Costs for the first Lease Year will be prorated by Landlord. Similarly, if the end of the Term or any extension or renewal thereof occurs other than on December 31, the Basic Costs for the final Lease Year will be prorated by Landlord.

     (c) During the first month of the Term and during January of each Lease Year after the first Lease Year, or as soon thereafter as practical, Landlord will give Tenant written notice of its most recent estimate of the annual Basic Costs. Such estimate shall be subject to revision by Landlord from time to time, and it will not reflect any proration required by the preceding subparagraph for the first and final Lease Years. On the first day of each calendar month Tenant shall pay Landlord an amount (in addition to the Base Rent) equal to one twelfth of the most recent estimate of the annual Basic Costs furnished by Landlord.
     (d) Within 90 days after the close of each Lease Year, or as soon after such 90-day period as reasonably possible, Landlord will deliver a statement to Tenant of the actual Basic Costs for the then preceding Lease Year, computed as described in subparagraph (b) above. If the statement shows that the actual Basic Costs for such Lease Year are less than any estimated payments made by Tenant under subparagraph (c), Landlord will credit the overpayment against the next amounts due from Tenant under this Paragraph 5 or, to the extent not set-off or to be set-off against amounts then due or to become due from Tenant, will refund the overpayment to Tenant. If the statement shows that the actual Basic Costs for such Lease Year are more than any estimated payments previously made by Tenant, Tenant must pay the deficiency to Landlord within 10 days after delivery of the statement.
     6. Landlord’s Repairs. Landlord will make any repairs to the Premises required because of Landlord’s gross negligence or willful misconduct or because of structural defects in the Building. For purposes of this Lease, “structural defects” means only defects in the foundation and in the load bearing components of walls, columns and other supports (such as studs within load bearing walls; but excluding, for example, sheetrock or wall coverings). Repairs required because of movement of the soil under or around the Building as a result of changes in moisture saturation shall be deemed not to be caused by “structural defects.” Nothing in the definition of Basic Costs above shall be construed to require Landlord to make other repairs or to furnish security or any other services, and Landlord’s obligations under this Paragraph 6 are expressly subject to the other provisions of this Lease.
     7. Repair of the Leased Premises. Tenant, at Tenant’s expense and under Landlord’s supervision, shall keep the Premises in good and tenantable condition and shall promptly make all necessary repairs to the Premises; provided, however, Tenant will not have to make any repairs that are required primarily because of the gross negligence or intentional misconduct of Landlords or because of structural defects in the Building. If Tenant fails to make repairs required of it within 15 days after Landlord directs Tenant to make such repairs, Landlord shall be entitled, without notice to Tenant, to make the repairs and charge Tenant for the cost of making them.
     8. Alterations and Additions. Tenant shall not make or permit the making of any alterations, improvements or additions in or to the Premises without first obtaining the written consent of Landlord.
     9. Insurance, Indemnity and Exculpation.
     (a) Tenant must procure and maintain throughout the Term and any extensions or renewals of the Term commercial general liability insurance (including blanket contractual liability coverage), which shall cover any claims for bodily injury, death and/or property damage occurring in or resulting from any occurrence on the Premises, including injury, death and/or damage caused by the condition of or any defect in the Building. The policies evidencing such insurance must be in broad form satisfactory to Landlord, must name Landlord as an additional insured, must be issued by insurance companies acceptable to Landlord, and must afford immediate protection to the limit of not less than $1,000,000 per accident, unless a greater or lesser minimum dollar amount of coverage is specified in the Basic Lease Information. With respect to each policy evidencing such liability insurance, Tenant shall obtain any available endorsements required by Landlord. Tenant shall also deliver the policy or a certificate evidencing the same to Landlord prior to occupying the Premises or commencing the construction of any improvements thereon, and Tenant shall deliver a certificate of renewal from the applicable insurer at least ten days prior to the expiration of the policy. In addition, Tenant shall obtain and deliver to Landlord a written obligation on the part of each of its insurance companies to notify Landlord at least 10 days prior to any cancellation of or material change to such insurance. Landlord may, at its discretion, procure insurance at the expense of Tenant. If Landlord purchases insurance and bills Tenant for such insurance, it shall be deemed additional rent under this Lease.

     (b) Tenant shall indemnify and hold Landlord harmless from all fines, suits, costs: and liability of every kind arising because of any bodily injury, death and/or damage to property occurring in or resulting from any occurrence on the Premises during the Term. The indemnity set out in the preceding sentence will not be impaired or affected by negligence on the part of Landlord or anyone acting for Landlord.
     (c) Tenant accepts responsibility for keeping all personal property and equipment on the Premises adequately insured and for maintaining adequate business interruption insurance. Tenant waives for itself and its insurers all rights of recovery against Landlord, Landlord’s agents, officers and employees for any damage or loss, whether caused by the negligence of such parties or otherwise, to the personal property and equipment in the Premises and for any theft thereof and for any interruption of Tenant’s business in the Premises. Landlord will not be liable to Tenant, its employees, agents, licensees, invitees or insurers for bodily injury, death or property damage occasioned by the acts or omissions of any other party. Further, Landlord will not be liable to Tenant for any property damage, bodily injury or inconvenience caused by the condition, maintenance, repair or alteration of the Premises, or the failure to provide maintenance or repairs, except to the extent caused by Landlord’s gross negligence or willful misconduct.
     10. Casualty Damage.
     (a) Tenant shall give Landlord prompt written notice of any damage to the Premises. If during the Term the Premises are so damaged by fire or other casualty that substantial alteration or reconstruction is, in Landlord’s opinion, required, or if any mortgagee of Landlord should require that the insurance proceeds payable as a result of such a fire or other casualty be applied to the payment of debt secured by a lien on the Premises, or if fire or other casualty results in any material uninsured damage to the Premises, then, and in any of these events, Landlord may, at its option, terminate this Lease by notifying Tenant thereof within 90 days after Landlord is notified of the fire or other casualty. If Landlord does not elect to terminate this Lease, Landlord will, within the 90 days after Landlord is notified of the fire or other casualty, commence and proceed with due diligence to restore the Building shell and the leasehold improvements (but not the personal property) located on the Premises. However, Landlord will not be obligated to spend more for the restoration than the insurance proceeds and other compensation Landlord actually receives because of the fire or other casualty.
     (b) Landlord will not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from damage caused by fire or other casualty or the repair of such damage. Nor will Base Rent or other charges abate because of fire or other casualty unless Landlord terminates this Lease.
     11. Eminent Domain.
     (a) If the whole or substantially the whole of the Premises is taken for any public or quasi-public use by eminent domain, or should be sold in lieu of such taking, then this Lease will terminate as of the date when physical possession of the Premises is taken by the condemning authority. If less than the whole or substantially the whole of the Premises is so taken or sold, Landlord (whether or not the Building is affected) may terminate this Lease by giving notice to Tenant, in which event this Lease shall terminate as of the date when the condemning authority takes physical possession of the portion of the Premises condemned or sold. If a substantial portion of the Building is so taken or sold, Tenant may terminate this Lease by giving notice to Landlord, in which event this Lease shall terminate as of the date when the condemning authority takes physical possession of the portion of the Building condemned or sold. Following any such taking or sale, if this Lease is not terminated, the Base Rent payable by Tenant will be reduced in proportion to the square footage of the Building taken (if any) and Landlord will restore the Building to the extent feasible; provided, however, Landlord will not be required to spend more for such restoration than the net proceeds of the taking or sale available to Landlord.

     (b) All damages awarded for any taking of all or any part of the Premises by eminent domain and all proceeds from any sale in lieu of such taking shall be paid to Landlord, whether designated as compensation for the diminution in value of Tenant’s leasehold or for the fee of the Premises. However, Landlord will not be entitled to any separate award made to Tenant for loss or damage to Tenant’s removable personal property. Nor will Landlord be entitled to any award made to Tenant because of the interruption of Tenant’s business, unless the award is combined with or reduces an award for the diminution in value of Tenant’s leasehold.
     12. Surrender Upon Termination.
     (a) Upon the expiration or termination of this Lease, whether caused by lapse of time or otherwise, Tenant must immediately surrender possession of the Premises to Landlord in good condition, reasonable wear and tear excepted. Tenant shall also deliver to Landlord all keys to the Premises.
     (b) All alterations, additions or improvements made to the Premises by or on behalf of Tenant will remain on the Premises without compensation to Tenant. However, Landlord may notify Tenant to remove all alterations, additions or improvements made by Tenant during the Term and to repair any damage caused to the Premises by such removal. If so notified, Tenant must comply within the later of 10 days following the date of such notice or the date upon which this Lease expires or is terminated, whichever is later.
     (c) Tenant may remove any furniture and any movable equipment installed by it upon the termination of this Lease. Such removal must be accomplished in a good and workmanlike manner so as not to damage the Premises. All furniture and equipment not promptly removed when this Lease is terminated will be presumed abandoned by Tenant and Landlord may, at its option, take possession of such property and either declare it to be abandoned by notifying Tenant thereof, or remove it and store it or dispose of it at Tenant’s expense.
     13. Holding Over. If Tenant continues to hold the Premises after the expiration or other termination of this Lease without the written consent of Landlord, Tenant must, throughout the entire holdover period: (i) pay Base Rent for each calendar month or partial calendar month equal to twice the highest Base Rent that became due for any calendar month during the Term, and (ii) continue to perform every other obligation required of Tenant hereunder. Nonetheless, holding over by Tenant after the expiration or other termination of the Term will not be construed to extend the Term.
     14. Assignment and Subletting. Tenant acknowledges that, without the prior written consent of Landlord, Tenant does not have the right or power under this Lease to assign or in any manner transfer this Lease or any estate or interest hereunder. Further, Tenant shall not, without the prior written consent of Landlord: (i) permit any assignment of this Lease or any estate or interest hereunder, voluntarily or by operation of law; (ii) sublet the Premises or any part thereof; (iii) grant any license, concession or other right of occupancy of any portion of the Premises; or (iv) permit the Premises to be possessed by any parties other than Tenant and its employees. Consent by Landlord to one or more assignments or sublettings will not operate as is waiver of Landlord’s rights as to any subsequent assignments and sublettings. Notwithstanding any assignment or subletting, Tenant and any guarantor of Tenant’s obligations under this Lease shall at all times remain fully liable for the payment of the rent herein specified and for compliance with all of Tenant’s other obligations hereunder.
     15. Quiet Enjoyment. Subject to the other provisions in this Lease and, specifically, to the condition that Tenant pay all rent when due and keep and fulfill all of the terms, covenants, agreements and conditions to be performed by Tenant, Tenant may peaceably and quietly enjoy the Premises during the Term without any disturbance from Landlord or from any other person lawfully claiming by, through or under Landlord.
     16. Subordination. This Lease is subject and subordinate to any mortgage or deed of trust which now or may in the future affect the Land or any Interest of Landlord in the Building, and to all increases, renewals, modifications, consolidations, replacements, and extensions thereof. This Paragraph is self operative; no further instrument is required to effect the subordination of this Lease to any such mortgage or deed of trust. Tenant agrees that if the Building is sold at foreclosure under any such mortgage or deed of trust or is transferred in lieu of foreclosure, Tenant shall attorn to the purchaser or transferee upon request and recognize such purchaser or transferee as the landlord under this Lease if the purchaser or transferee elects by written notice to Tenant to keep this Lease in effect. This Lease and all rights of Tenant are further subject and subordinate to all other existing title matters that affect the Premises, including all utility easements and agreements.

     17. Certain Rights Reserved by Landlord. Landlord has the following rights, exercisable without notice and without causing an eviction (constructive or actual) or disturbance of Tenant’s possession of the Premises and without giving rise to any claim for setoff or abatement of rent:
     (a) to enter upon the Premises at reasonable hours to inspect, clean or make repairs or alterations (without implying any obligation to do so) and to show the Premises to prospective lenders, purchasers and tenants and, if the Premises are vacated, to prepare them for reoccupancy; and
     (b) to retain and use in appropriate instances keys to all doors into and within the Building (Tenant will not change or add locks without the prior written consent of Landlord).
     18. Default by Tenant. The occurrence of any one of the following events will be an event of default by Tenant under this Lease:
     (a) Tenant shall fail to pay Landlord any rental or other sum of money when due under this Lease or under any other agreement with Landlord concerning the Premises.
     (b) Tenant shall fail to maintain any insurance that this Lease requires Tenant to maintain.
     (c) Tenant shall fail to perform or observe any term, covenant or condition of this Lease or any other agreement with Landlord concerning the Premises (other than a failure described in the preceding subparagraphs (a) and (b)) and Tenant shall not cure the failure within 10 days after Landlord notifies Tenant thereof; but if the failure is of a nature that it cannot be cured within such 10 day period, Tenant shall not have committed an event of default if Tenant commences the curing of the failure within such 10 day period, and thereafter diligently pursues the curing of same and completes the cure within 60 days.
     (d) Tenant or any guarantor of Tenant’s obligations under this Lease shall become insolvent, or shall admit in writing its inability to pay its debts when due, shall make a transfer in fraud of its creditors, or shall make a general assignment or arrangement for the benefit of creditors, or all or substantially all of Tenant’s assets or the assets of any guarantor of Tenant’s obligations under this Lease or Tenant’s interest in this Lease are levied on by execution or other legal process.
     (e) Tenant shall abandon or vacate any substantial portion of the Premises or shall fail to occupy the Premises within 30 days after the Term commences and the Premises are ready for occupancy.
     19. Remedies of Landlord.
     (a) Upon the occurrence of any event of default by Tenant, Landlord shall have the options without any notice to Tenant (except as expressly provided below) and with or without judicial process, to pursue any one or more of the following remedies:
     (i) Landlord may terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord.
     (ii) Landlord may enter upon and take custodial possession of the Premises by picking the locks if necessary, lock out or remove Tenant and any other person occupying the Premises and alter the locks and other security devices at the Premises, all without Landlord being deemed guilty of trespass or becoming liable for any resulting loss or damage and without causing a termination or forfeiture of this Lease or of the Tenant’s obligation to pay rent. Landlord shall not, in the event of a lockout by the changing of locks, be required to provide new keys to Tenant.

     (iii) Landlord may enter the Premises and take possession of and remove any and all trade fixtures and personal property situated on the Premises, without liability for trespass or conversion. Landlord may retain control over all such property for the purpose of foreclosing the liens and security interests described in Paragraph 23 below by public or private sale. If Landlord takes possession of and removes personal property from the Premises, then prior to any disposition of the property by sale or until Tenant reclaims the property if no foreclosure by public or private sale is contemplated, Landlord may store it in a public warehouse or elsewhere at the cost of and for the account of Tenant without the resort to legal process and without becoming liable for any resulting loss or damage.
     (iv) Landlord may perform on behalf of Tenant any obligation of Tenant under this Lease which Tenant has failed to perform, and the cost of the performance will be deemed additional rental and will be payable by Tenant to Landlord upon demand.
Landlord’s pursuit of any remedy specified in this Lease will not constitute an election to pursue that remedy only, nor preclude Landlord from pursuing any other remedy available at law or in equity, nor constitute a forfeiture or a waiver of any rent or other amount due to Landlord as described below.
     (b) In the event Landlord enters and takes possession of the Premises without electing to terminate this Lease, Landlord will have the right to relet the Premises for Tenant, in the name of Tenant or Landlord or otherwise, on such terms as Landlord deems advisable. But Landlord will not be required to incur any expense to relet the Premises, and the failure of Landlord to relet the Premises shall not reduce Tenant’s liability for monthly rentals and other charges due under this Lease or for damages. Landlord will not be obligated to relet for less than the then market value of the Premises or to relet the Premises when other comparable rental property owned by Landlord or its affiliates is available for lease in the vicinity of the Building.
     (c) No re-entry or reletting of the Premises or any filing or service of an unlawful detainer action or similar action will be construed as an election by Landlord to terminate or accept a forfeiture of this Lease or to accept a surrender of the Premises after an event of default by Tenant, unless a written notice of such intention is given by Landlord to Tenant; but notwithstanding any such action without such notice, Landlord may at any time thereafter elect to terminate this Lease by notifying Tenant.
     (d) Upon the termination of this Lease, Landlord will be entitled to recover all unpaid rentals that have accrued through the date of termination plus the costs of performing any of Tenant’s obligations (other than the payment of rent) that should have been but were not satisfied as of the date of such termination. In addition, Landlord will be entitled to recover, not as rent or a penalty but as compensation for Landlord’s loss of the benefit of its bargain with Tenant, the difference between (i) an amount equal to the present value of the rental and other sums that this Lease provides Tenant will pay for the remainder of the Term and for the balance of any then effective extension of the Term, and (ii) the present value of the net future rentals for such period that will be or with reasonable efforts could be collected by Landlord by reletting the Premises. For purposes of determining what could be collected by Landlord by reletting under the preceding sentence, it will be assumed that Landlord is not required to relet when other comparable space in the vicinity of the Building is offered by Landlord for lease and that Landlord will not be required to incur any cost to relet, other than customary leasing commissions.
     (e) After an event of default by Tenant, Landlord may recover from Tenant from time to time and Tenant shall pay to Landlord upon demand, whether or not Landlord has relet the Premises or terminated this Lease, (i) such expenses as Landlord may incur in recovering possession of the Premises, terminating this Lease, placing the Premises in good order and condition and altering or repairing the same for reletting; (ii) all other costs and expenses (including brokerage commissions and legal fees) paid or incurred by Landlord in exercising any remedy or as a result of the event of default by Tenant; and (iii) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result from such failure.

     (f) In the event that any future amount owing to Landlord or offsetting an amount owing to Landlord is to be discounted to present value under this Lease, the present value shall be determined by discounting at the rate of 8 percent per annum.
     20. No Waivers. No waiver by Landlord of any provision of this Lease will be deemed a waiver of any other provision or of any subsequent breach by Tenant. Landlord’s consent to or approval of any act will not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act by Tenant. Landlord’s acceptance of rent will not constitute a waiver of any preceding breach by Tenant of this Lease, regardless of Landlord’s knowledge of the preceding breach at the time Landlord accepts the rent. Any payment by Tenant or receipt by Landlord of a lesser amount than the Base Rent and additional rental stipulated in this Lease will be deemed to be on account of the earliest stipulated rental. Landlord’s failure to take any action in regard to Tenant’s default, regardless of how long, will not constitute a waiver of such default. Any waiver of Tenant’s default must be in writing and signed by Landlord to be effective. Any written waiver by Landlord will constitute a waiver only in the specific circumstances described in the waiver.
     21. Default by Landlord.
     (a) All covenants of Tenant in this Lease are independent covenants, not conditioned upon Landlord’s satisfaction of its obligations hereunder, except to the extent otherwise specifically provided herein. Tenant waives any statutory lien it may have against the rent due under this Lease.
     (b) If Landlord defaults in the performance of any of its obligations under this Lease, it will have 30 days to cure after Tenant notifies Landlord of the default; or if the default is of a nature to require more than 30 days to remedy, Landlord will have the time reasonably necessary to cure it.
     (c) Whenever a period of time is prescribed in this Lease for action to be taken by Landlord, Landlord will not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, Applicable Laws or any other causes of any kind whatsoever which are beyond the control of Landlord.
     (d) Tenant agrees to serve a notice of claimed default or breach by Landlord upon the lender holding a first mortgage or deed of trust against the Premises if Tenant has been made aware of the name and address of such lender. Notwithstanding anything to the contrary contained herein, Tenant will not exercise any right to terminate this Lease because of a default by Landlord before allowing such lender the same period following such notice to cure the default or breach as is allowed Landlord. But this subparagraph (d) will not be interpreted as creating or broadening any right of Tenant to terminate this Lease because of a default by Landlord.
     (e) The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease is limited to the interest of Landlord in the Building and the Land, and Tenant agrees to look solely to Landlord’s interest in the Building and the Land for recovery of any judgment from Landlord, it being intended that Landlord shall not be personally liable for any judgment or deficiency.
     22. Attorneys’ Fees. If Landlord incurs attorneys’ fees because of Tenant’s failure to cure a breach of this Lease within any permitted cure period or because of any request by Tenant for the consent or approval of Landlord to any matter requiring Landlord’s consent or approval under this Lease, then Tenant shall reimburse Landlord for such fees upon demand.

     23. Landlord’s Lien. To secure the payment of all rental and other sums of money due and to become due from Tenant under this Lease and the faithful performance of this Lease by Tenant, Tenant grants to Landlord an express first contractual lien upon and security interest in all property (including fixtures, equipment and chattels) which may be placed on the Premises by Tenant and all proceeds thereof, including proceeds of any insurance which may accrue to Tenant by reason of the destruction of or damage to any such property. Such property shall not be removed from the Premises without the written consent of Landlord until all arrearages in rent and other sums of money then due to Landlord by Tenant have been paid. The lien and security interest created by this Paragraph are in addition to, not in lieu of, Landlord’s statutory lien. Upon the occurrence of an event of default by Tenant, the lien and security interest created by this Paragraph may be foreclosed with or without court proceedings by public or private sale, provided Landlord has given Tenant at least 15 days’ notice of the time and place of the sale, and Landlord shall have the right to become the purchaser, upon being the highest bidder at the sale. Upon request by Landlord, Tenant will execute and deliver to Landlord Uniform Commercial Code Financing Statements in sufficient form so that when properly filed, the security interest hereby granted will be perfected. Tenant will also execute and deliver to Landlord upon request Uniform Commercial Code Financing Statement change instruments in sufficient form to reflect any proper amendment or modification in or extension of the security interest hereby granted. A photographic or other reproduction of this Lease will suffice and may be filed as a financing statement. Landlord shall, in addition to all of the remedies specified in this Paragraph, also have all of the rights and remedies of a secured party under the Uniform Commercial Code as adopted in the state in which the Premises are located.
     24. Security Deposit. Contemporaneously with the execution of this Lease, Tenant shall deposit a security deposit (the “Security Deposit”) with Landlord in the amount shown in the Basic Lease Information as security for the performance of Tenant’s covenants and obligations. The Security Deposit will not bear interest and will not be considered an advance payment of rental or a measure of Landlord’s damages in case of a default by Tenant. If Tenant defaults in the performance of any of its covenants and obligations under this Lease, including but not limited to its obligation to pay all rent, Landlord may from time to time, without prejudice to any other remedy, apply the Security Deposit to the extent necessary to any arrearages in rent or to any other past due sum owing by Tenant or to any damage, injury, expense or liability caused to Landlord by such default, whether such damages accrue before or after termination of this Lease. Following any such application of the Security Deposit, Tenant must pay Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. Any remaining balance of the Security Deposit will be returned to Tenant after the termination of this Lease and after delivery of possession of the Premises to Landlord, if Tenant is not then in default under this Lease. If Landlord assigns its interest in the Premises during the Term, Landlord may assign the Security Deposit to the assignee and thereafter Landlord will have no liability for the return of the Security Deposit, it being agreed that Tenant will look solely to the new landlord for the return of the Security Deposit. Regardless of any assignment of this Lease by Tenant, Landlord may return the Security Deposit to the original Tenant unless Landlord receives evidence satisfactory to it of an assignment of the right to receive the Security Deposit.
     25. Notices. Any notice or document required or permitted to be delivered under this Lease must be in writing and will be deemed to be delivered - whether actually received or not — upon first attempted delivery if postmarked by the U.S. Postal Service, postage prepaid, registered or certified mail, return receipt requested, or sent by courier or Express Mail where evidence of delivery is retained, addressed to the parties at their respective addresses as set out in the Basic Lease Information, or at such other address as they specify by written notice delivered in accordance with this Paragraph.
     26. Successors and Assigns. The conditions, covenants and agreements contained in this Lease will be binding upon and, subject to the provisions as to assignment and subletting, inure to the benefit of the parties, their respective heirs, executors, administrators, successors and assigns.
     27. Entire Agreement; Amendments. This Lease supersedes any and all prior agreements with respect to the Premises between the parties and no oral statements, representations or prior writ ten matter will be binding. Nothing contained in this Lease will give rise to duties or covenants on the part of the Landlord, express or implied, other than the express duties and covenants set forth herein. ANY REPRESENTATION OF LANDLORD’S AGENTS WHICH IS NOT INCORPORATED IN THIS LEASE SHALL NOT BE BINDING
UPON LANDLORD AND SHOULD BE CONSIDERED AS UNAUTHORIZED. This Lease shall not be amended or added to in any way except by written instruments executed by both parties or their respective successors in interest.

     28. Submission of Lease. THE SUBMISSION OF THIS LEASE FOR EXAMINATION DOES NOT CONSTITUTE AN OFFER TO LEASE, AND THIS LEASE BECOMES EFFECTIVE ONLY UPON EXECUTION BY TENANT AND BY AN OFFICER OF LANDLORD AUTHORIZED TO EXECUTE THE LEASE.
     IN WITNESS WHEREOF, this Lease is executed by the parties on the day and year first written above.

LANDLORD: ALBRICAS, LLC
By:	/s/ Stephen G. Giordanella
	Name:	Stephen G. Giordanella
	Title:	Managing Member

TENANT: PROTECTIVE PRODUCTS INTERNATIONAL CORP.
/s/ Stephen G. Giordanella
Name:	Stephen G. Giordanella
Title:	President

ALBRICAS, LLC
530 Sawgrass Parkway
Sunrise, Florida 33325
May 25, 2006
Protective Products International Corp.
530 Sawgrass Parkway
Sunrise, Florida 33325
Attention: Stephen Giordanella
     Re: Lease for 530 Sawgrass Parkway (“Lease”)
This is to confirm that Albricas, LLC as Landlord, pursuant to section 14 of the Lease, consents to any assignment of the Lease that might be necessary in connection with the proposed merger of PP Acquisition Corp. into Protective Products International Corp. (the “Merger”), and further confirms that after the Merger the Lease will remain in full force and effect.

Sincerely,
/s/ Stephen Giordanella
Stephen Giordanella